LA JOLLA PHARMACEUTICAL RESTRUCTURES FOLLOWING RECENT FDA DISCUSSION

SAN DIEGO, March 30, 2005 – La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that it is implementing a restructuring plan to reduce its costs. The restructuring plan, which will be initiated immediately but not completed until the second quarter of 2005, includes a workforce reduction of approximately 60 staff members, leaving a post-restructuring workforce of approximately 95 staff members. Under the plan, the Company expects to continue its ongoing clinical benefit trial of Riquent without any significant additional patient enrollment or site expansion and continue its small molecule inflammation program. The Company also plans to continue its activities that would allow a filing of a Marketing Authorization Application in Europe. The termination benefits, primarily severance costs, are expected to be approximately $1.5 million, of which approximately $1.3 million will be recorded in the first quarter and the remainder in the second quarter.

This action follows a recent announcement by the Company that, based on the outcome of a meeting with the United States Food and Drug Administration (FDA), Riquent is unlikely to receive an accelerated approval under the FDA’s Subpart H regulation. In October 2004, the Company received an Approvable Letter from the FDA for Riquent. The letter indicated that an additional trial demonstrating clinical benefit would be required prior to approval of Riquent and that the Company’s ongoing trial would appear to satisfy this requirement.

The Company previously announced that if the FDA did not approve Riquent under Subpart H and if it did not raise additional funds in the near future, either through the sale of additional securities or a collaborative agreement with a corporate partner, it would need to take significant cost-cutting measures to continue its operations into the first quarter of 2006. The current restructuring plan is part of these cost-cutting measures. The Company is continuing to review other areas where additional expenses can be reduced and is actively seeking collaborative agreements to support the development of Riquent and its small molecule inflammation program.

“We are grateful for the determination and diligence of our talented colleagues over the past several years,” said Steven B. Engle, La Jolla Pharmaceutical’s Chairman and Chief Executive Officer. “When you have a great team, it is always difficult to make these types of decisions. However, we felt it was necessary to conserve our financial resources to focus on Riquent.”

“No drugs have been approved for lupus patients in 40 years, and there is a great need for safer treatments,” added Engle. “We have shown that Riquent has been well tolerated and that it reduces antibodies to double-stranded DNA, and that reductions in these antibodies result in fewer renal flares and improved health-related quality of life. Even with the support of the medical community and our best efforts, an additional clinical trial is still required.”

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also in the early stage of developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we are seeking collaborative agreements to support the development of Riquent and our small molecule inflammation program, we cannot guarantee that we will be successful in establishing any such collaborative agreements or that the terms of any potential agreements will result in the payment of significant funds to us. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), including the results of any trials that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to the secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any additional trial or that any additional trial will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: our clear need for additional financing; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2004, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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